EXHIBIT 99.1

Chicopee Bancorp, Inc. Reports First Quarter Results and Announces Quarterly Cash Dividend of $0.09 per Share

CHICOPEE, Mass., April 18, 2016 (GLOBE NEWSWIRE) -- Chicopee Bancorp, Inc. (the “Company”) (NASDAQ:CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the unaudited results of operations for the three months ended March 31, 2016.

The Company also announced on April 18, 2016, that its Board of Directors declared a cash dividend of $0.09 per share. Stockholders of record as of the close of business on May 6, 2016 are expected to receive the cash dividend on or about May 23, 2016.

The Company reported an increase of $593,000, or 150.1%, in pre-tax income of $988,000 for the three months ended March 31, 2016, compared to $395,000 for the three months ended March 31, 2015. The Company reported net income of $698,000, or $0.14 earnings per share, for the three months ended March 31, 2016, compared to a net income of $313,000, or $0.06 earnings per share, for the same period in 2015. The 123.0% increase in net income for the three months ended March 31, 2016 compared to the three months ended March 31, 2015, was the result of a $345,000, or 86.3%, decrease in the provision for loan losses, an increase in net interest income of $417,000, or 8.3%, and an increase of $4,000, or 0.6%, in non-interest income, partially offset by an increase of $173,000, or 3.6%, in non-interest expense and an increase of $208,000, or 253.7%, in income tax expense due to the higher level of taxable income during the three months ended March 31, 2016.

Net interest income increased $417,000, or 8.3%, from $5.0 million for the three months ended March 31, 2015 to $5.4 million for the three months ended March 31, 2016. The increase in net interest income was due to the $474,000, or 7.9%, increase in interest income, partially offset by the increase in interest expense of $57,000, or 5.8%. The increase in interest income was due to the $50.2 million, or 9.4% increase in average loans outstanding from $535.7 million for the three months ended March 31, 2015 to $585.9 million, for the three months ended March 31, 2016. The increase in interest expense of $57,000, or 5.8%, was due to the increase in interest expense on Federal Home Loan Bank (FHLB) advances from $263,000 for the three months ended March 31, 2015 to $306,000 for the three months ended March 31, 2016. FHLB advances were used to fund the $50.2 million loan growth in order to manage the material rate risk position and increase in interest rates.

The net interest margin remained stable increasing one basis point from 3.52% at March 31, 2015 to 3.53% at March 31, 2016.  The net interest rate spread of 3.31% and the average yield on interest earning assets of 4.17% for the three months ended March 31, 2016 remained unchanged from the three months ended March 31, 2015.  The average cost of funds remained stable decreasing one basis point from 0.86%, for the three months ended March 31, 2015, to 0.85%, for the three months ended March 31, 2016, due to the continuation of low market interest rates.

Average earning assets increased $40.1 million, or 6.6%, from $607.4 million for the three months ended March 31, 2015 to $647.5 million for the three months ended March 31, 2016. The increase in average earning assets was due to the $50.2 million, or 9.4%, increase in average loans offset, in part, by a decrease in other earning assets of $9.1 million, or 27.2%. For the three months ended March 31, 2016, the average balance of demand deposits, an interest free source of funds, increased $11.2 million, or 11.7% compared to the three months ended March 31, 2015.

The provision for loan losses decreased $345,000, or 86.3%, for the three months ended March 31, 2016 compared to the three months ended March 31, 2015 primarily due to an improvement in non-performing loans and delinquent loans.  Non-performing loans decreased $2.0 million, or 22.3% from $8.8 million, or 1.61% of total loans, at March 31, 2015 to $6.8 million, or 1.15% of total loans, at March 31, 2016. Total delinquent loans decreased from 1.36% of total loans at March 31, 2015 to 0.59% at March 31, 2016.

For the three months ended March 31, 2016, non-interest income, excluding the effect of OREO write-downs, increased $108,000, or 16.8%, from $642,000 for the three months ended March 31, 2015 to $750,000. The increase was due to the increase of $74,000, or 14.4%, in income from service charges, fees and commissions, an increase of $36,000, or 92.3%, in income from loan sales and servicing, partially offset by a decrease of $3,000, or 3.4%, in income from bank owned life insurance (BOLI). For the three months ended March 31, 2016, a $104,000 OREO write-down was recognized in non-interest income.

Non-interest expense increased by $173,000, or 3.6%, to $5.0 million for the three months ended March 31, 2016, compared to $4.9 million for the three months ended March 31, 2015. The increase in non-interest expense was a result of the $173,000, or 6.8%, increase in salaries and benefits, an increase of $32,000, or 8.8%, in data processing, an increase of $33,000, or 18.5%, in professional fees, an increase of $12,000, or 16.0%, in stationery, supplies and postage, an increase in advertising of $15,000, or 10.3% and an increase of $81,000, or 12.8%, in other non-interest expense. These increases were partially offset by the $74,000, or 46.5%, decrease in foreclosure related expenses, a decrease of $55,000, or 11.6%, in occupancy expense, a decrease of $28,000, or 15.5%, in furniture and equipment and a decrease of $16,000, or 13.0%, in FDIC insurance expense.

Total assets increased $13.7 million, or 2.0%, from $678.6 million at December 31, 2015 to $692.2 million at March 31, 2016. The increase in total assets was primarily due to the increase in cash and cash equivalents of $10.6 million, or 37.6%, and the increase in total loans of $4.1 million, or 0.7%.

The $4.1 million, or 0.7%, increase in total loans was due to the increase of $4.7 million, or 3.7%, in one- to four-family real estate loans, an increase of $1.4 million, or 0.5%, commercial real estate loans, an increase of $81,000, or 0.2%, in home equity loans, partially offset by a decrease of $1.5 million, or 2.6%, in constructions loans, a decrease of $469,000, or 0.7%, in commercial and industrial loans and a decrease of $69,000, or 2.7%, in consumer loans. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. The Company currently services $80.7 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.

At March 31, 2016, the allowance for loan losses was $5.7 million, or 0.96% of total loans, an increase of $69,000, or 1.2%, from December 31, 2015. The allowance for loan losses as a percentage of non-performing loans was 83.5% at March 31, 2016 as compared to 87.7% at December 31, 2015. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management reviews trends in historical loss rates and projected loss rates, as well as economic factors on a quarterly basis. The quarterly review also includes assessing the specific allowance needs for impaired loans based on the current level of allowance for loan losses to be adequate to absorb the estimated and probable losses inherent in the loan portfolio.

Asset quality continues to be the top focus for management and we continue to proactively work aggressively to resolve problem loans as they arise. Non-performing assets increased $119,000, or 1.5%, from $7.8 million, or 1.15% of total assets, at December 31, 2015 to $7.9 million, or 1.15% of total assets at March 31, 2016. Non-performing assets at March 31, 2016 included $6.8 million of non-performing loans and $1.1 million in other real estate owned.

Of the $6.8 million in non-performing loans, $3.9 million, or 57.2%, are one-to-four family residential loans,  $1.2 million, or 17.6%, are commercial real estate loans, $1.3 million, or 19.0%, are commercial and industrial loans, $212,000, or 3.1%, are commercial construction loans, and $207,000, or 3.0%, are  home equity loans. For the three months ended March 31, 2016, the Company reported total charge-offs of $15,000, or 0.03%, of total average loans, and total recoveries of $29,000, or 0.05%, of total average loans compared to net charge-offs of $143,000, or 0.27% of total average loans, for the same period in 2015.

The held-to-maturity investment portfolio decreased $321,000, or 1.0%, from $32.2 million at December 31, 2015 to $31.9 million at March 31, 2016. The fair value of available-for-sale securities decreased $3,000, or 0.7%, from $426,000 at December 31, 2015 to $423,000 at March 31, 2016.

Total deposits increased $21.0 million, or 4.1%, from $507.1 million at December 31, 2015 to $528.1 million at March 31, 2016. Core deposits, which we consider to include all deposits except for certificates of deposit, increased $17.2 million, or 5.4%, from $316.2 million at December 31, 2015 to $333.5 million at March 31, 2016. Demand deposits increased $12.9 million, or 12.6%, to $115.4 million, money market accounts increased $188,000, or 0.2%, to $116.4 million, NOW accounts increased $2.1 million, or 4.6%, to $47.3 million, and savings accounts increased $2.0 million, or 3.8%, to $54.4 million. Certificates of deposit increased $3.8 million, or 2.0%, from $190.9 million at December 31, 2015 to $194.6 million at March 31, 2016, and represent 36.9% of total deposits.

FHLB advances decreased $7.7 million, or 9.4%, from $81.3 million at December 31, 2015 to $73.6 million at March 31, 2016.

Stockholders’ equity was $89.8 million, or 12.9% of total assets, at March 31, 2016 compared to $89.3 million, or 13.2% of total assets, at December 31, 2015. The Company’s stockholders’ equity increased $553,000, or 0.6%, as a result of the $469,000 cash dividend paid on February 20, 2016, partially offset by net income of $698,000 for the period, an increase of $75,000, or 2.5% in stock-based compensation, and an increase of $93,000, or 2.3%, in additional paid-in-capital.

At March 31, 2016, the Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under federal banking regulations. The Company’s book value per share increased by $0.07, or 0.4%, from $17.13 at December 31, 2015 to $17.20 at March 31, 2016.

As we have been reporting over the last several years, in order to increase franchise value, we have taken steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment all while growing the balance sheet. Despite the improving trends we have experienced, the continued increase in operating expenses related to compliance and consumer protection regulations, coupled with the continued low interest rate environment, lead us to explore other options to increase shareholder value.  As previously announced on April 4, 2016, the Board of Directors approved the strategic merger of Chicopee Bancorp, Inc. and Westfield Financial, Inc.

We are excited to combine with such a strong partner as Westfield. This will be the first “in-market” merger in Hampden County in over 25 years and is expected to create the largest locally managed bank in Hampden County and the second largest bank in terms of deposit market share in the county.

The combined company is expected to have total assets of $2.1 billion with 23 branch locations serving customers throughout Western Massachusetts and Northern Connecticut.  The proposed transaction is subject to regulatory approval and the approval of the stockholders of Chicopee and Westfield and is expected to close in the fourth quarter of 2016.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

The payment of dividends is at the discretion of the Board of Directors and nothing contained herein should be interpreted as a commitment to pay future dividends.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)
	March 31,	December 31,
ASSETS	2016	2015
	(Unaudited)

Cash and due from banks	$10,560	$9,975
Federal funds sold	5,440	4,613
Interest-bearing deposits with the Federal Reserve Bank of Boston	22,855	13,641
Total cash and cash equivalents	38,855	28,229

Available-for-sale securities, at fair value	423	426

Securities held-to-maturity, at cost	31,908	32,229
Federal Home Loan Bank stock, at cost	4,225	4,764
Loans held for sale	219	296
Loans receivable, net of allowance for loan losses ($5,684 at March 31, 2016
and $5,615 at December 31, 2015)	585,006	580,959
Other real estate owned	1,144	1,435
Mortgage servicing rights	179	192
Bank owned life insurance	14,966	14,881
Premises and equipment, net	8,445	8,509
Accrued interest receivable	1,710	1,668
Deferred income tax asset	3,781	3,780
Other assets	1,381	1,206
Total assets	$692,242	$678,574

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$115,357	$102,424
NOW accounts	47,329	45,228
Savings accounts	54,355	52,359
Money market deposit accounts	116,414	116,226
Certificates of deposit	194,626	190,872
Total deposits	528,081	507,109

Advances from Federal Home Loan Bank	73,645	81,330
Accrued expenses and other liabilities	689	861
Total liabilities	602,415	589,300

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued;
5,222,339 and 5,210,739 shares outstanding at March 31, 2016 and December 31, 2015)	72,479	72,479
Treasury stock, at cost ( 2,217,029 and 2,228,629 shares at March 31, 2016 and December 31, 2015)	(30,169)	(30,327)
Additional paid-in capital	4,204	4,111
Unearned compensation (restricted stock awards)	-	(1)
Unearned compensation (Employee Stock Ownership Plan)	(2,902)	(2,976)
Retained earnings	46,180	45,951
Accumulated other comprehensive income	35	37
Total stockholders' equity	89,827	89,274
Total liabilities and stockholders' equity	$692,242	$678,574

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2016	2015
Interest and dividend income:
Loans, including fees	$6,053	$5,604
Interest and dividends on securities	388	376
Other interest-earning assets	32	19
Total interest and dividend income	6,473	5,999

Interest expense:
Deposits	727	713
Other borrowed funds	306	263
Total interest expense	1,033	976

Net interest income	5,440	5,023
Provision for loan losses	55	400
Net interest income, after provision for loan losses	5,385	4,623

Non-interest income:
Service charges, fees and commissions	589	515
Loan sales and servicing, net	75	39
Loss on sale of other real estate owned	1	-
Other real estate owned writedowns	(104)	-
Income from bank owned life insurance	85	88
Total non-interest income	646	642

Non-interest expenses:
Salaries and employee benefits	2,708	2,535
Occupancy expenses	420	475
Furniture and equipment	153	181
FDIC insurance assessment	107	123
Data processing	398	366
Professional fees	211	178
Advertising	160	145
Stationery, supplies and postage	87	75
Foreclosure expense	85	159
Other non-interest expense	714	633
Total non-interest expenses	5,043	4,870

Income before income tax expense	988	395
Income tax expense	290	82
Net income	$698	$313

Earnings per share:
Basic	$0.14	$0.06
Diluted	$0.14	$0.06
Adjusted weighted average common shares outstanding
Basic	4,915,028	4,942,636
Diluted	5,027,846	5,012,777

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Operating Results:
Net interest income	$5,440	$5,023
Loan loss provision	55	400
Non-interest income	646	642
Non-interest expense	5,043	4,870
Net income	698	313

Performance Ratios:
Return on average assets	0.41%	0.20%
Return on average equity	3.12%	1.43%
Interest rate spread	3.31%	3.31%
Net interest margin (1)	3.53%	3.52%
Non-interest income to average assets	0.38%	0.40%
Non-interest expense to average assets	2.97%	3.07%
GAAP Efficiency Ratio (2)	82.86%	85.96%
Non-GAAP efficiency ratio (3)	78.49%	82.43%
Average Equity to Average Assets	13.15%	13.76%

Per Share Data:
Diluted earnings per share	$0.14	$0.06
Cash Dividend per share	$0.09	$0.07
Dividend Yield	2.04%	1.66%
Stock price at period end	$17.64	$16.85
Tangible Book value per share at period end	$17.20	$16.74

	At March 31,	At December 31,
	2016	2015

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.96%	0.96%
Allowance for loan losses as a percent of total non-performing loans	83.55%	87.78%
Net charge-offs to average loans	0.00%	0.04%
Non-performing loans as a percent of total loans	1.15%	1.09%
Non-performing assets as a percent of total assets	1.15%	1.15%

Other Data:

Number of Offices	9	9

(1) The net interest margin represents tax equivalent net interest income as a percentage of average interest-earning assets.

(2) GAAP Efficiency Ratio represents non-interest expenses divided by the sum of net interest income (before the provision for loan losses) plus total non-interest income.

(3) The Non-GAAP efficiency ratio represents the ratio of non-interest expenses divided by the sum of tax equivalent net interest income and non-interest income.

For the dates indicated the ratio is calculated as follows (in thousands):

	Three Months Ended
	March 31,
	2016	2015

Non-interest expenses	$5,043	$4,870
Tax equivalent net interest income	5,676	5,266
Non-interest income	646	642
Add back:
Loan sales and servicing, net		-
Other non-interest income	-	-
Net gain on sale of securities	-	-
Loss on sale of other real estate owned	103	-
Total income included in calculation	6,425	5,908
Non-interest expenses divided by total income	78.49%	82.43%

Chicopee Bancorp, Inc.
Guida R. Sajdak
Chief Financial Officer and Senior Vice President
413-594-6692
gsajdak@chicopeesavings.com